Exhitit 4(b)            SEARS, ROEBUCK AND CO.
                           3333 BEVERLY ROAD
                       HOFFMAN ESTATES, IL 60179

                           February 20, 1997

Sears Roebuck Acceptance Corp.
3711 Kennett Pike
Greenville, Delaware 19807

Ladies and Gentlemen:

      Sears Roebuck Acceptance Corp. ("SRAC") proposes to issue and sell $300 million of its debt securities (the "Notes") in an offering pursuant to Regulation S under the Securities Act of 1933, as amended. Subject to the provisions contained in the forms of the Notes, SRAC will be required to maintain a Fixed Charge Coverage Ratio (as defined in the Notes) for any fiscal quarter of not less than 1.10 and SRAC has agreed to cause Sears, Roebuck and Co. ("Sears") to continue to own and hold all legal title to and beneficial interest in all of the outstanding voting stock of SRAC.

      This is to confirm our agreement ("Fixed Charge Coverage and Ownership Agreement") that Seas will (a) pay SRAC such amounts which, together with any other earnings available to SRAC therefor, are sufficient for SRAC to maintain a Fixed Charge Coverage Ratio for any fiscal quarter of not less than 1.10 as long as SRAC is required by the provisions of any outstanding Notes to maintain such Fixed Charge Coverage Ratio and (b) continue to own and to hold all legal title to and beneficial interest in all of the outstanding voting stock of SRAC as long as SRAC is required by the provisions of any outstanding Notes to cause Sears to own and hold such title and interest.

      This agreement is made for the benefit of the holders of outstanding Notes referenced herein (the "Holders"). SRAC will cause Sears to observe and perform in all material respects all covenants or agreements of Sears contained in this agreement. Sears agrees that any Holder may bring a direct and immediate action against Sears to enforce Sears obligations hereunder.

      If the foregoing satisfactorily sets forth the terms and conditions of our agreement, please indicate your acceptance thereof by the signature of a duly authorized officer in the space provided below and on the duplicate original of this letter which is enclosed.

                                Very truly yours,

                                SEARS, ROEBUCK AND CO.


                               By: /S/ ALAN J. LACY
                                     Alan J. Lacy
                                     Executive Vice President and
                                     Chief Financial Officer

                              SEARS ROEBUCK ACCEPTANCE CORP.


                               By:  /S/ KEITH E. TROST
                                      Keith E. Trost
                                      President